PROMISSORY NOTE

$10,000,000.00	July 31, 2009

This Promissory Note (“Note”) is being issued by LUCKCHARM HOLDINGS LIMITED, a Hong Kong company having an office at Flat/Room 703, Nan Dao Comm. Building, 359-361 Queen’s Road Central, Hong Kong (the “Company”), to NORDIC TURBINES, INC., a Nevada corporation having an office at 1694 Falmouth Road #150, Centerville, Massachusetts USA 02632-2933 (the “Holder”), in connection with those certain Amended and Restated Agreement and Amended and Restated Binding Letter of Intent, each dated as of July 31, 2009 (the “Transaction Agreements”), by and among the Company, Wuhan Guoce Nordic New Energy Co., Ltd., a People’s Republic of China company (“GC Nordic”), NewMargin Growth Fund L.P., Ceyuan Ventures Fund II, L.P., Ceyuan Ventures Advisors Fund II, LLC and Holder.

For value received, the Company and the Holder agree that (i) upon consummation of the reverse merger as set forth under the Transaction Agreements, the principal sum of USD Ten Million Dollars ($10,000,000.00) owed hereunder (the “Debt”) shall be forgiven by the Holder and this Note shall be canceled, and (ii) if the reverse merger is not completed as stated under the Transaction Agreements, the Holder shall forgive the Debt and cancel this Note so long as the Company complies with the conversion provisions as set forth under the Transaction Agreements.  If the reverse merger fails to occur or the Company fails to comply with the conversion requirements under the Transaction Agreements within one hundred eighty (180) days from the date first set forth above (the “Maturity Date”), then the Debt shall be due and payable on the Maturity Date.

The Company agrees to reimburse the Holder for all costs of collection or enforcement of this Note (including, but not limited to, reasonable attorneys' fees) incurred by the Holder. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, by a party to this Note without the other party’s prior written consent, which the other party may withhold in its sole discretion. The rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

This Note shall be governed by and construed under the internal laws of the State of Nevada as applied to agreements among Nevada residents entered into and to be performed entirely within Nevada, without reference to principles of conflict of laws or choice of laws.

LUCKCHARM HOLDINGS LIMITED

By:	/s/ Authorized Signatory

Agreed to and accepted by:

NORDIC TURBINES, INC.

By:	/s/ Marcus Laun
Name:	Marcus Laun